Promissory Note

U.S. $75,000.00                                               September 30, 1999

         For value received, American Internet Technical Center, a Florida corporation having an address at 440 East Sample Road, Suite 208, Pompano Beach, Florida 33063 (the "Maker"), promises to pay, on or before December 31, 1999, in lawful money of the United States, to the order of Xcel Associates, Inc., a New Jersey corporation having an address at 224 Middle Road, 2nd Floor, Hazlet, New Jersey 07730 ("Xcel"), or its assigns, the principal amount of Seventy-Five Thousand United States Dollars in one lump sum payment on or before December 31, 1999.

                                     Terms:

1. This Note is secured by 35,000 shares of the common stock of AmeriNet Group.com, Inc., a publicly held Delaware corporation (the "Stock"" and "AmeriNet," respectively) provided by the Yankee Companies, Inc., a Florida corporation as pledgor ("Yankees"), certificates for which have been tendered, together with duly executed stock power separate from certificate in proper form for transfer to the order of Xcel concurrently with delivery of this Note, which Xcel will hold in escrow as security for American Internet's timely payment of its obligations hereunder.

2. In the event that American Internet materially defaults in its obligations under this Note, time being of the essence, Xcel will notify Yankees of such default, in writing and Yankees will have business fifteen days from receipt of such notice to make required payments, in which case it will be subrogated to Xcel's rights under this Note; or, if Yankees fails to make the required payments, Xcel will sell the Stock in the public markets over a period reasonably calculated to obtain a reasonable price therefor of not less than ten business days, and shall retain from such proceeds a sum adequate to discharge American Internet's obligations under this Notes and any costs associated with disposition of the Stock, promptly remitting the balance of such proceeds or of the Stock to Yankees.

3. In lieu of the payment of interest on this Note, AmeriNet has concurrently with the execution of this Note, caused the issuance of 15,000 shares of its unregistered common stock, certificates for which are being tendered to Xcel concurrently with the delivery of this Note, based on Xcel's status as an accredited investor (as defined in Rule 501 of Commission Regulation D) pursuant to Section 4(6) of the Securities Act.

4. Xcel may exercise a portion of the warrant issued to Xcel by AmeriNet, a copy of which is annexed hereto and made a part hereof as exhibit A (the "warrant"), corresponding to the principal balance of this Note by canceling the obligations of American Internet on this Note, in which case this Note will be deemed canceled and the Stock will be concurrently returned to Yankees.

5. If this Note is past due and is placed in the hands of an attorney for collection or enforcement or its collected or enforced through any legal proceedings, then American Internet shall pay to Xcel its reasonable attorneys' fees, costs and expenses incurred in connection therewith in addition to all other amounts due hereunder.

6. Upon execution of this Note, AmeriNet is authorized to release to its order the $75,000 in Xcel funds it has received for purposes of effecting the loan which is memorialized in this Note.

         In Witness Whereof, American Internet has signed this Note as of the day and year first above written.

                       American Internet Technical Center

By: /s/ J. Bruce Gleason                          Attest: /s/ Michael D. Umile
J. Bruce Gleason, President                       Michael D. Umile, Secretary

                                {Corporate Seal}

                              /s/ Edward Meyer, Jr.
                                Edward Meyer, Jr.


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